SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 6, 2002

Exact Name of
Commission	Registrant	State or other	IRS Employer
File	as specified in	Jurisdiction of	Identification
Number	its charter	Incorporation	Number

333-66032	PG&E National	Delaware	94-3316236
Energy Group, Inc.

PG&E National Energy Group, Inc.
7600 Wisconsin Avenue
(mailing address: 7500 Old Georgetown Road)
Bethesda, Maryland 20814

(Address of principal executive offices) (Zip Code)

(301) 280-6800
(Registrant’s telephone number, including area code)

Item 5. Other Events

On August 5, 2002, Moody’s Investors Service (Moody’s), a major credit rating agency, announced that it had changed the rating on the senior unsecured debt securities of PG&E National Energy Group, Inc. (PG&E NEG) to Ba2 from Baa2 and maintained its negative rating outlook. As previously disclosed, on July 31, 2002, Standard & Poor’s (S&P) downgraded PG&E NEG’s credit rating to BB+ with CreditWatch with negative implications from BBB with a stable outlook. In its Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, PG&E NEG reported the credit rating for the GenHoldings I financing as remaining BBB-. On August 2, 2002, PG&E NEG was informed by S&P that, along with the other downgrades, the GenHoldings I debt rating was downgraded to BB+.

In its most recent quarterly report on Form 10-Q for the quarter ended June 30, 2002, PG&E NEG reported that as a result of the dual downgrade, the amount of PG&E NEG guarantees with respect to its tolling agreements that must be replaced or secured by alternative collateral would increase to $595 million from $575 million. On August 2, 2002, PG&E NEG amended the one tolling agreement that contained the dual ratings trigger to defer until December 2, 2002, the obligation to post acceptable security. As a consequence, the amount of guarantees that PG&E NEG must replace or secure with alternative collateral currently remains at $575 million.

Due to the dual downgrade, PG&E NEG is required to fund construction draws under the GenHoldings I credit facility entirely with equity until PG&E NEG’s full equity commitment is fulfilled. After PG&E NEG’s equity commitment is fulfilled, the lenders will fund construction draws in accordance with the credit facility. As a result, PG&E NEG is required to fund through December 2002 approximately $270 million of equity that otherwise would have been funded during the first six months of 2003. This $270 million equity commitment funding is in addition to approximately $235 million that PG&E NEG was already committed to fund through December 2002. These amounts are based upon the contractors’ projected construction schedule for PG&E NEG’s Athens, Covert and Harquahala generating projects.

In addition to the equity funding at GenHoldings I, PG&E NEG is also required as a result of the dual downgrade to fund approximately $23 million of remaining construction draws for its La Paloma generating project. PG&E NEG’s quarterly report on Form 10-Q for the quarter ended June 30, 2002, included a table which provided an estimate of its potential sources and uses of cash for the next twelve months based upon assumptions regarding exposure and negotiations with and payments to counterparties, and calls on PG&E NEG’s liquidity. (See “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Liquidity and Financial Resources”) This table included the $23 million of construction draws for the La Paloma project as part of the loan maturity for the Lake Road and La Paloma generating projects.

The actual calls on PG&E NEG’s liquidity will depend largely upon counterparties’ reactions to the downgrades, the continued performance of PG&E NEG companies under the underlying agreements and the counterparties’ other commercial considerations. Therefore, PG&E NEG can not quantify with any certainty the actual calls on its liquidity. In the past, PG&E NEG has been able to negotiate acceptable arrangements and reduce its overall exposure to counterparties when PG&E NEG or its counterparties have faced similar situations. However, there can be no assurance that PG&E NEG could negotiate acceptable arrangements in the current circumstances.

Also on August 5, 2002, Moody’s downgraded the senior debt ratings of PG&E Gas Transmission, Northwest Corporation to Baa2 from Baa1 and USGen New England, Inc. to Baa3 from Baa1, both with negative rating outlooks.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E NATIONAL ENERGY GROUP, INC

By: /s/ Thomas F. Legro
Name: Thomas F. Legro Title: Vice President and Chief Accounting Officer

Dated: August 6, 2002